UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2005

Saba Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30221	94-3267638
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California	94065-1166
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Saba Software, Inc., a Delaware corporation (the “Company”), entered into Amendment No. 5 to Amended and Restated Loan and Security Agreement (the “Amendment”), dated as of November 10, 2005, by and between the Company and Silicon Valley Bank. The Amendment amends certain covenants under the credit facility replacing the existing financial covenant with a financial covenant that requires the Company to maintain a minimum balance of unrestricted cash and cash equivalents, net of borrowings, of (a) $11 million as of any fiscal quarter end during the period from May 5, 2005 (the “Fourth Amendment Effective Date”) through May 30, 2006, (b) $10 million for any date that is not a fiscal quarter end from the Fourth Amendment Effective Date through September 15, 2005, and from December 1, 2005 through May 30, 2006, (c) $8 million for any date that is not a fiscal quarter end from September 16, 2005 through November 29, 2005, (d) $9 million at any time during the period May 31, 2006 through May 30, 2007, and (e) $7.5 million for any time from May 31, 2007, and any date thereafter. If the Company fails to satisfy covenants under the credit facility and has not obtained an applicable waiver or amendment of the covenants from the bank, the Company may have to face default on its credit facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure of the Amendment contained in Item 1.01 above, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being filed with this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Amendment No. 5 to Amended and Restated Loan and Security Agreement dated as of November 10, 2005, by and between the Company and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: November 14, 2005	/s/ Peter E. Williams III
(Signature)
Peter E. Williams III
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 5 to Amended and Restated Loan and Security Agreement dated as of November 10, 2005, by and between the Company and Silicon Valley Bank.